Exhibit 10.10
A. M. Castle & Co.
G. THOMAS McKANE
President & CEO
July 2, 2003
Mr. Lawrence A. Boik
3527 Vanilla Grass Drive
Naperville, IL 60564
Dear Larry:
This letter will confirm our offer for you to join A. M. Castle & Co. as Vice President and Corporate Controller. In this position, you will report to Ed Culliton, our Vice President of Finance/CFO. Jim Podojil, who is the current Corporate Controller, will work for you on a part time basis during the period of transition. Your immediate responsibilities would include the following: General Accounting, Credit Management, Cash Management, Business Planning, Inventory Reporting and preparation of financials and MD&A for SEC Reporting. As you know, we will add additional responsibilities as you progress. Below are the details of our offer:
Base Salary
Your base salary would be $185,000. Future increases are approved by the Board of Directors on the normal review cycle.
Incentive Opportunity
You would be eligible to participate in our Executive Incentive Plan. Under this plan, you would be eligible to earn an additional 60% of your base salary. Target incentive is 30%. For 2003, you will be guaranteed a minimum incentive of $10,000 which would be payable in February of 2004. This guaranteed payment is conditioned upon your remaining on the payroll through the date of payment.
Company Car
You would be eligible for a Class IV automobile through GE Capital Leasing Company which provides a $40,000 allowance. You have the option to upgrade beyond that amount at your expense. Attached is a summary of our policy.
Stock Options
In this position, you would be eligible to receive Board awarded Stock Options. If you join us, you will be awarded a minimum of 7500 shares as part of the 2003 grant. Stock Options are approved by the Board of Directors at the October meeting. The option price would be consistent with other grants made at that time. Attached is information regarding our Stock Option Program.
3400 North Wolf Road, Franklin Park, Illinois 60131
(847) 349-2502 Fax (847) 455-6930
E-mail: tmckane@amcastle.com

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Exhibit 10.10
Benefits
You are eligible for our comprehensive benefit package. Attached is a Salaried Benefits Highlights for your review. The only exception to the package is that we will grant you four weeks of vacation until you meet the requirements for the next level.
Change of Control/Severance
In the event that your employment with Castle is terminated by Castle during the first five years, as a result of a change of control or a new CEO being appointed, you would be eligible for one year of severance. The severance would include your base salary, group health benefits and use of the company car for a period of one year or until you are successful in finding new employment, whichever occurs first.
Succession to CFO
As indicated during the process, the expectation is that you would be promoted to Vice President of Finance/CFO in 12 to 18 months. This is contingent upon your successful transition into the company and assumes a satisfactory level of performance.
Finally, as it relates to any fees associated with education or professional organizations, the company would reimburse you. This would include the associations you mentioned such as the AICPA and the Illinois CPA Society.
Based on this offer, you have indicated that you would discuss with your current employer a possible start date. At this time, we contemplate start date no later than September 1, which may change based on your discussion with your current employer.
We are all very confident that you will have a positive impact on our corporate finance and accounting department. We have every reason to believe that based on your performance, you will be promoted to the position of Vice President of Finance/CFO within the timeframe previously explained.
If you accept this offer, you will also need to arrange to take a pre-employment physical which you must successfully pass. This can be arranged directly with Paul Winsauer.
If you have any questions with regard to the above, please contact Paul or me. We look forward to your positive response.
Sincerely,
/s/ G. Thomas McKane
G. Thomas McKane
President & CEO

Attachment
cc:	Ed Culliton
Paul Winsauer
Charles Ratigan, Slayton International

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Exhibit 10.10
AUTOMOBILE POLICY SUMMARY
2003
The company provides all automobile eligible positions with a leased vehicle through G. E. Capital Fleet Services. Based on the position, there are several classes of cars.
For Vice President position, eligible employees have the following alternatives:

Class IV	Vehicle	Bi-Weekly Payment
Standard	Sedan ($40,000 value)	$0.00
These are standard vehicles with standard features that are selected on an annual basis in coordination with G. E. Capital Fleet Services. There is also a $20/paycheck personal usage fee charged to each driver. Automobiles are reordered in the spring and fall of each year based on mileage. Typically, cars are considered for reorder between 60,000 and 80,000 miles.
All lease payments, service and maintenance are covered directly by G. E. Capital Fleet Services. The company also provides insurance for all company leased vehicles. Eligible drivers are also provided with a fuel charge card to use.
The company and its provider, G. E. Capital Fleet Services, reserve the right to reassign vehicles within the fleet as appropriate.

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